Exhibit 10.1

EMPLOYMENT AGREEMENT

I.

PARTIES:

The parties to this agreement are National American University, hereinafter called “NAU,” a Division of Dlorah, Inc., a South Dakota corporation and a wholly owned subsidiary of National American University Holdings, Inc., doing business as National American University, having its principal place of business in Rapid City, South Dakota, and Dr. Ronald Shape, of Rapid City, South Dakota, the designated Chief Executive Officer of National American University, hereinafter called “CEO.”

II.

PURPOSE:

The parties understand that NAU operates National American University at Rapid City, South Dakota, with branches at 36 locations in 12 states as of the date of this agreement. The CEO has been employed by NAU as its CEO since April, 2009. The purpose of this agreement is to acknowledge the terms and conditions of an Employment Agreement by and between the parties for the employment of the CEO.

III.

TERM AND WAIVER OF STATUTORY PROTECTION:

The parties agree that the term of the agreement commenced June 1, 2012 and shall continue until terminated by either pursuant to Article XII hereof.

The parties understand that Section 60-2-6 of the South Dakota Codified Laws provides that a contract to render personal services cannot be enforced against the CEO beyond the term of two (2) years from the commencement of service under it. In consideration of One Dollar ($1.00) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each party does hereby waive any protection given to that party by said statute and agrees that this agreement may be enforced as if said statute did not exist.

IV.

DUTIES:

The parties agree that the CEO shall have charge of administration of NAU under the policies adopted by the Board of Governors of National American University (the “Board”) and the President. The CEO agrees that he will, at all times during the term of this agreement, faithfully and industriously, with the best use of his experience, ability, education, and talent, perform all of the duties required pursuant to the terms of this agreement and all duties required by directives of the Board and the President and that he will act in accordance with all official policies adopted by the Board and Dlorah, Inc., heretofore or hereafter, including those presented in the policy manuals of NAU.

The CEO agrees to devote his entire time, attention and energy to the administration of NAU and shall not, during the term of this agreement, engage in any other business or professional activity, whether for profit or compensation or not, without the prior written permission of the President and the Chairman of the Board. This paragraph shall not be construed to prevent the CEO from investing his financial assets in such form or manner as will not require any services on the part of the CEO in the operation of the affairs of the companies in which such investments are made, subject to the provisions of Article X.

The duties of the CEO shall include those set forth in the policies of NAU, including the following:

A.	Provide day-to-day leadership and management to NAU’s operations and financial operations consistent with the mission, goals and core values of the institution and with the policies of the Higher Learning Commission and other accrediting bodies.

B.	Be responsible for driving NAU to achieve financial and educational goals and objectives.

C.	Advise the President and the Board on strategic business development and key corporate planning issues. Keep the President, and the Board informed about business activities, potential threats, opportunities and recommended actions.

D.	Be responsible for the measurement and effectiveness of all processes, internal and external. Provide timely, accurate and complete reports on the operating condition of the organization.

E.	Spearhead the development, communication and implementation of effective growth strategies and processes.

F.	Supervise the management team, including developing and implementing plans for the operational infrastructure of systems, processes and personnel designed to accommodate the growth objectives of NAU.

G.	Motivate, coordinate and supervise a high performance management team; attract, recruit, and retain required members of the executive team not currently in place and provide mentoring as a cornerstone to the management career development program.

H.	Require that managers evaluate and take actions that are consistent with NAU’s overall strategy which will lead to high performance.

I.	Assist as required in raising additional capital at appropriate valuations and times to enable NAU to meet its objectives.

J.	Foster a success-oriented accountable environment within the institution.

K.	Represent NAU, as needed, with clients, investors and business partners.

L.	Set performance goals which are tailored to each division.

M.	Employ management techniques to ensure quality education.

N.	Oversee the recruitment and selection of management personnel.

O.	Oversee periodic evaluation of NAU programs and personnel.

P.	Oversee planning of annual academic, student services, and branch campus budgets.

Q.	Articulate programs with other institutions and agencies.

R.	Maintain high standards of employment and staff development for all personnel.

S.	Advise the President, and the Board on issues, policies, procedures and guidelines pertaining to academic student services, branches and admissions and marketing services.

T.	Represent NAU at appropriate professional meetings and conferences.

U.	Organize and operate NAU in accordance with the policies, procedures and regulations established by the Board.

V.	Call and preside over meetings for purposes of interpreting and implementing NAU policy.

W.	Provide leadership and overall supervision for the sufficient operation of the academic programs, plant and other enterprises.

X.	Provide leadership and overall supervision for the promotion, financing and development of every facet of NAU keeping within its mission.

Y.	Participate in meetings, programs and committees that may require special insight and understanding that can best be provided by CEO.

Z.	Perform other duties in support of the mission of NAU as assigned by the Board and President.

NAU reserves the right to alter the job description and duties in order to meet the needs and goals of NAU from time to time providing CEO reasonable notice and opportunity for input in such changes.

V.

CONSULTATION:

The CEO shall not perform consultation with other organizations except upon prior approval of the President. Any time spent in consultation with others will be charged against the CEO’s vacation allowance in the year in which the consulting was performed. The CEO agrees to seek and obtain approval from the President for any such consulting. The parties agree that no consulting shall be provided to competing entities or businesses during the term of this agreement and any extension thereof.

VI.

COMPENSATION:

The parties acknowledge that effective June 1, 2012, NAU shall pay the CEO a base salary of $427,500.00 per calendar year, earned on a pro rata basis, which shall be paid as follows: $327,500.00 in cash or current funds and $100,000.00 in equity in the Corporation, the same to be distributed and paid as earned on a pro rata basis as follows:

1.	Cash payments according to the NAU regular payroll practices;

2.	Transfer of stock or other equity in the Corporation under the Corporation’s 2009 Stock Option and Compensation Plan to the CEO monthly within 30 days of the end of each month (or such later date required to comply with applicable laws and regulations as to stock transfer), the number of shares equivalent to the pro rata portion earned as determined by the stock value at market price at close on the last trading day of the month for which it is paid.

For the initial term of this contract, the equity portion of compensation shall be prorated to begin September 1, 2012, i.e. actual compensation for year ending May 31, 2013 shall be $352,500.00 in cash or current funds and $75,000.00 in equity.

The base salary is payment for all services rendered by the CEO under this agreement except as otherwise provided in this Article VI.

The parties agree that the compensation may be increased or decreased as follows:

A.	Commencing with NAU’s fiscal year beginning June 1, 2013 and for each of NAU’s fiscal years thereafter during the term of this agreement, the CEO’s base annualized salary shall be increased or decreased by the appropriate percentage increase or decrease (as the case may be) in the Consumer Price Index - US City Average - All Urban Consumers published by the Bureau of Labor Statistics of the United States Department of Labor in said index for the previous March (i.e., for example, March 2012) and March of the current year (i.e., for example, March 2013). The parties agree that, if for any reason, said index is not published at such time, they will use another index of changes in the cost of living regularly published and generally considered reliable.

B.	The parties agree that if the CEO is employed and has been continuously employed by NAU through the last day of a fiscal year, the CEO shall be entitled to receive “Annual Incentive Pay” for such fiscal year. Annual Incentive Pay will be determined and paid according to the guidelines set forth on Exhibit A (attached to this agreement and by this reference incorporated herein.) Annual Incentive Pay, when distributed to the CEO shall be paid 75% in cash and 25% in stock or other equity in the Corporation under the Corporation’s 2009 Stock Option and Compensation Plan. The stock or other equity shall be valued as of the close of business on the last trading day of the fiscal year of the Corporation and the value thus obtained shall be utilized in determining the number of shares or other equity required to pay the Annual Incentive Pay equity compensation. All Annual Incentive Pay earned under this Paragraph VI.B. shall be paid no later than March 15 following the last day of the fiscal year for which the Annual Incentive Pay is payable. Notwithstanding any other provision in this agreement to the contrary, all Incentive Pay is intended to be exempt from Code Section 409A under the short-term deferral exception and under all circumstances shall be paid within the period described in Treas. Reg. 1.409A-1(b)(4).

VII.

PERQUISITES:

The parties agree that the CEO shall receive the following perquisites during the term of this agreement:

A.	Holidays observed by the administration of NAU.

B.	Five (5) weeks of vacation each academic year - June 1 through May 31.

C.	Sick leave equivalent to that given to administrative personnel of NAU.

D.	Reimbursement of authorized travel expenses.

E.	Other benefits as provided by the NAU Employee Handbook.

VIII.

RESIDENCY REQUIREMENT:

The CEO agrees to reside within such proximity to the city limits of Rapid City, South Dakota, as will enable him to attend to his duties at the administrative offices of NAU in Rapid City, South Dakota, on a daily basis.

IX.

WORKING FACILITIES:

NAU agrees to furnish the CEO with an office, stenographic help, and such other facilities and services as are suitable to his position and adequate for the performance of his duties as provided in Article IV.

X.

EXCLUSIVE EMPLOYMENT/CONFIDENTIAL INFORMATION:

The CEO agrees to spend his full working time during the term of this agreement in performance of his duties with NAU and will abide by all policies and decisions made by the Board as well as all applicable federal, state and local laws, regulations or ordinances. The CEO will act in the best interest of NAU at all times and will not, during the term hereof, without prior written approval of the President and the Board, engage in, become an employee, director, officer, agent, partner of, or consultant to or stockholder of (except a stockholder of a public company in which he owns less than 2% of the issued and outstanding capital stock of such company) or render services to any company or other business entity which is a competitor or significant supplier or customer of NAU or engage in any other activities that would interfere with the performance of his duties as CEO of NAU or would create an actual or perceived conflict of interest with respect to his obligations as CEO.

The CEO agrees to not directly or indirectly use or disclose any confidential information of NAU for the benefit of anyone other than NAU during the course of employment or after the termination of employment regardless of the reason for such termination. For the purposes of this agreement, “confidential information” shall mean any information about or related to NAU or any affiliated entity, or any of their employees, contractors, directors, representatives, suppliers, vendors, members, customers, students or other third parties or entities with whom NAU or the affiliates do business which CEO learns of or develops during the time he is employed with NAU that derives independent economic value from being not generally known or readily ascertainable by other persons who could obtain economic value from its disclosure or use including, but not limited to, trade secrets, inventions, financial information, personnel information and information relating to such matters as existing or contemplated products, services, profit margins, fee schedules, pricing, business processes, business plans, sales techniques, marketing techniques, training manuals and materials, policies or practices related to business personnel or other matters, computer databases, computer programs, software and other technology, customer lists, member lists, student lists, and preferences or requirements or information related to any of the same.

The CEO recognizes that the confidential information constitutes a valuable asset of NAU and agrees to act in such a manner as to prevent its disclosure and use by any person unless for the benefit of NAU.

XI.

RETURN OF CONFIDENTIAL INFORMATION AND NAU’S PROPERTY:

The CEO agrees that upon termination of his employment, regardless of the reason for such termination, he will promptly turn over to NAU, in good condition, all property of NAU or the affiliates in his possession or control including, but not limited to, all originals, copies of, or electronically stored documents or other materials containing confidential information regardless of who prepared them. In the case of electronically stored information retained by the CEO outside of NAU’s electronic systems, the CEO will promptly make a hard copy of such information in paper, audio recording, disc format or other format as appropriate, turn that hard copy over to NAU and then destroy his electronically stored information. Further, the CEO agrees to execute written confirmation that all confidential information in his possession or to which he has access, has been turned over to NAU or destroyed at the time of his termination.

XII.

TERMINATION:

The parties agree that this agreement may be terminated in any of the following manners:

A.	Mutual written agreement of the parties, in which case any compensation payable to the CEO shall be defined in said agreement.

B.	Resignation by the CEO upon at least twenty-four calendar months written notice, in which case the CEO shall not be entitled to any further compensation after said twenty-four month period (the “Notice Period”), except Annual Incentive Pay earned under Article VI.B., but not yet paid. Such Annual Incentive Pay shall be paid in accordance with Article VI.B. or in a lump sum at the election of NAU. CEO shall be obligated to provide services to NAU during Notice Period to the extent requested by the Board. If CEO is terminated without cause during the Notice Period, CEO shall be entitled to payment for the remainder of the Notice Period pursuant to this Paragraph B but shall not be entitled to any payments under Paragraph F below.

C.	Mental or physical incapacity of the CEO to an extent that he is unable to fully perform the essential duties described in Article IV, hereof. In the event the CEO becomes disabled due to accident, illness, or mental or physical incapacity, or for any other reason becomes incapable of performing the requirements of this Agreement, after being provided with any reasonable accommodation that NAU may be obligated by law to provide, NAU shall have the right to terminate this Agreement, and all obligations of NAU shall cease upon such termination other than as provided in this Paragraph C of this Article XII. NAU has the right, in its sole discretion acting through the Board, to request the opinion of a qualified medical provider to assist NAU in determining whether the CEO is disabled and CEO agrees to cooperate in such assessment. If NAU elects to terminate this Agreement due to CEO’s disability, then NAU agrees to pay him his then current base salary (as determined under Article VI A hereof), payable monthly for a period of twelve months. In addition, NAU agrees to pay him his prorated share, if any, of the Annual Incentive Pay determined for the year of disability under Article VI.B., said proration to be based upon the number of days in the year of disability prior to the date of termination and said compensation to be paid to him at the same time as it would have been paid if the provisions of this Paragraph C did not operate. Such payments shall not include the perquisites described in Article VII hereof. CEO shall only be entitled to receive the payments provided for in this paragraph if CEO signs and does not rescind a severance agreement at the time of termination in a form prepared by and acceptable to the Board that includes the provisions described in Paragraph F below. Payment of the monthly disability payments shall commence in the month following the expiration of any applicable rescission period, but no later than 75 days following CEO’s termination of employment.

D.	Death of the CEO. If the CEO dies during the term of this agreement, then this agreement shall immediately terminate, but the company shall pay to CEO’s estate the base salary that would otherwise be payable to the CEO for a period of twelve months following the month in which the death occurs. The CEO’s estate will continue to receive the remaining installments due under any Annual Incentive Pay previously accrued but not paid. In addition, NAU agrees to pay to the CEO’s estate his prorated share, if any, of Annual Incentive Pay determined for the year in which the death occurred as provided for under Article VI, said proration to be based upon the number of days in the year of death prior to the date of said death and said compensation to be paid at the same time as it would have been paid if the provisions of this paragraph as to death of CEO did not operate.

E.	The parties agree that the CEO may be discharged for cause, (without further compensation), including but not limited to dishonesty, willful misconduct, refusal or unwillingness to perform the duties and responsibilities of the office of CEO satisfactorily in good faith and to the best of his ability, insubordination, prolonged absence from duty without the consent of the Board, any conduct which is in violation of the criminal statutes of South Dakota or a federal law, or which involves moral turpitude, or the CEO’s material breach of this agreement and failure to cure after reasonable notice. Discharge for cause may only be made upon a vote of the majority of the Board after giving the CEO an opportunity to appear before the Board to discuss the notice of dismissal, any such meeting to be conducted in executive session. If the CEO is discharged and terminated for cause, he shall be entitled to receive only the base salary then in effect, prorated to the date of termination, and all fringe benefits through the date of termination and the remaining installments due, if any, for any Annual Incentive Pay earned for a NAU fiscal year prior to the final year that includes the CEO’s date of termination.

F.	The parties agree that the Board shall have the right to terminate this Agreement at any time upon a majority vote of the Board without proof of cause; provided that if the cancellation should be for other than cause or other than during the Notice Period, the CEO shall be entitled to receive, as liquidated damages, his then current base salary (as determined under Article VI A hereof), payable monthly, for two years after termination or until the CEO shall again be employed by another employer, whichever shall first occur. Payments will be made in monthly installments and will commence in the month following the expiration of any applicable rescission period, but no later than 75 days following CEO’s termination of employment. All payments must be completed no later than the last day of the second calendar year following the calendar year in which the Employee terminates employment.

The payments made to the CEO under this Paragraph F shall be in lieu of any and all other entitlements, whether contractually or statutorily derived, including, but not limited to any additional compensation which would otherwise be due him under the provisions of Article VI, Paragraph B. In the event that NAU gives the notice of termination under this Paragraph F, NAU shall determine whether to require the CEO to continue to perform the agreement during the notice period. NAU will provide COBRA and State continuation premiums for health and dental insurance premiums for the CEO and CEO’s dependents as in effect at termination under the Company’s group insurance plans, subject to these plans’ eligibility requirements for a period of twelve (12) months (the “Premium Payment Period”). The Premium Payment Period shall run concurrently with the first twelve (12) months of CEO’s COBRA and State benefits continuation period. CEO acknowledges that in order for NAU to make the payments described in this Paragraph, that the CEO must execute all documentation necessary to elect insurance continuation coverage.

CEO shall only be entitled to receive the liquidated damages or severance payments provided for in this Paragraph if CEO signs and does not rescind a severance agreement at the time of termination in a form prepared by and acceptable to the Board that includes adequate provisions for at least the following:

1.	CEO’s general release of any and all legal claims that could be asserted or that arise out of or relate to his employment with the company or separation from the company, whether or not any such claim is known to CEO at the time of resignation;

2.	CEO’s return of all of NAU’s property in CEO’s possession;

3.	Non-disparagement of NAU, any affiliated entities and their employees and representatives;

4.	Confidentiality of terms;

5.	Acknowledgment of CEO’s continuing contractual obligations to the company, including CEO’s continuing non-competition, confidentiality, and invention obligations under this agreement;

6.	CEO’s forfeiture of and repayment to NAU of 75% of this severance bonus upon any breach by CEO of the severance agreement or his non-competition, confidentiality and invention obligations under this or any other agreement with NAU; and

7.	CEO agrees that should CEO’s employment terminate for any reason, CEO will be deemed to have immediately resigned all other positions, including board membership that CEO may hold on behalf of the company.

XIII.

CLAWBACK:

Notwithstanding any provision in this agreement to the contrary, any portion of the payments and benefits provided under this agreement shall be subject to any clawback policy adopted by or applicable to the Corporation pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, any Securities and Exchange Commission rule, any applicable listing standard promulgated by any national securities exchange or national securities association, or any other legal requirement.

XIV.

WAIVER OF BREACH:

The parties agree that the waiver by NAU of any breach by the CEO of any provision of this Agreement shall not be construed as a waiver of any subsequent breach by the CEO and shall not preclude such enforcement or disciplinary action as NAU deems necessary and appropriate.

XV.

ASSIGNMENT:

The parties agree that this is a personal service contract and may not be assigned by the CEO.

XVI.

APPLICATION OF 409A:

Notwithstanding anything in the agreement to the contrary, payment of severance benefits under the agreement are subject to the following rules. All such payments are intended to fall within an exception to Section 409A of the Internal Revenue Code (“409A”) and will be interpreted accordingly. Any payment made within 2-1/2 months after the end of the year in which the CEO terminates employment (the “short-term deferral period”) shall be deemed to be a “short-term deferral” exempt from 409A. Any payment made outside the short-term deferral period shall be considered “severance pay” under Section 409A and shall fall within the severance pay exception to 409A. In order to comply with the Section 409A severance pay exception the aggregate of any payments made outside the short-term deferral period shall not exceed the lesser of two times: (a) the CEO’s annualized compensation for the calendar year immediately preceding the calendar year in which the termination of employment occurs; or (b) the Internal Revenue Code Section 401(a) (17) limit for the calendar year in which the termination of employment occurs. Any excess of the severance benefits anticipated to be due the CEO (as determined by NAU) under this agreement over the sum of the amounts payable to the CEO as a short-term deferral and as severance pay pursuant to the foregoing provisions of this Article XVI shall be paid to the CEO during the short-term deferral period and shall also be considered a short-term deferral. Each payment provided under this agreement shall be treated as a “separate payment” within the meaning of Section 409A and the regulations thereunder. If for any reason it is determined that any payment provided or to be provided under this agreement does not fall within an exception to section 409A, and accordingly is subject to Section 409A, the provisions of the agreement governing such payment shall be construed in such manner as to comply in all respects with the requirements of Section 409A, including, but not limited to, the following:

a.	If at the time of his separation from service, the CEO is a “specified employee” within the meaning of Section 409A (a)(2)(B)(i) of the Internal Revenue Code and the payment is made on account of the CEO’s separation from service, the payment will be made on the first day of the seventh (7th) month following the separation.

b.	If the payment is contingent on the execution of a severance agreement by the CEO and the time for executing the severance agreement spans two calendar years, the payment will be made in the second calendar year.

c.	If the payment is made on account of the CEO’s termination of employment, then termination of employment shall mean “separation from service” within the meaning of Section 409A.

XVII.

COVENANT NOT TO COMPETE:

CEO agrees that during CEO’s employment with the company and for an additional period of twenty-four months following CEO’s termination of employment with NAU, regardless of the reason for such termination, that CEO shall not directly or indirectly, anywhere within the United States of America:

A.	Own (except as a stockholder of a public company in which CEO owns less than 2% of the issued and outstanding capital stock of such company) manage, control, participate in, consult with, render services for, be employed by or in any manner engage in the operation of (i) a for-profit post-secondary education institution or (ii) any other business that competes with the business activities of NAU in which CEO had significant involvement prior to termination of CEO’s employment;

B.	Solicit funds on behalf of or for the benefit of any for-profit post-secondary education institution (other than NAU) or any other entity that competes with NAU;

C.	Solicit individuals who are current or prospective students of the company to be students for any other for-profit post-secondary education institution;

D.	Induce or attempt to induce any employee of NAU to leave the employ of NAU or in any way interfere with the relationship between NAU and any employee thereof; or

E.	Induce or attempt to induce any student, customer, supplier, licensee or other business relationship of NAU to cease doing business with or modify its business relationship with NAU or in any way interfere with or hinder the relationship between such student, customer, supplier, licensee or business relationship and NAU.

XVIII.

MISCELLANEOUS:

1.	Integration: This agreement embodies the entire agreement and understanding among the parties relative to the subject matter hereof and supersedes all prior employment agreements, understandings or past practices except only as to prior compensation and benefits which have accrued but not yet been paid to CEO.

2.	Payments: All payments paid under this agreement shall be subject to normal withholdings or such other treatment as required by law.

3.	Survival: CEO’s confidentiality, inventions and non-compete obligations set forth in this agreement shall survive the termination of this agreement and CEO’s termination of employment with NAU regardless of the reason for such termination.

4.	Applicable Law, Venue: This agreement and the rights of the parties shall be governed by and construed and enforced in accordance with the laws of the State of South Dakota. The venue for any action hereunder shall be the Courts in the State of South Dakota, whether or not such venue is or subsequently becomes inconvenient and the parties consent to the jurisdiction of the Courts of the State of South Dakota, County of Pennington and the US District Court, District of South Dakota.

5.	Counterparts: This agreement may be executed in several counterparts who, when so executed and assembled together, shall constitute one agreement binding on the parties hereto.

6.	Binding Effect. This agreement is personal in nature to the CEO and the CEO and his heirs, personal representatives and estates shall be bound according to the terms hereof.

7.	Notices: All notices, requests and other communications hereunder shall be given in writing and deemed to have been duly given or served if personally delivered, sent by a confirmed receipt, facsimile, or sent by first class certified mail, return receipt requested, postage prepaid to the party at the address as provided from time to time or as follows:

a.	To the company at the address of its then principal office;

b.	To the executive to the address last shown on the records of NAU.

DATED this 30th day of August, 2012.

DLORAH, INC.

By:	/s/ Robert D. Buckingham
Robert D. Buckingham
Its:	Chairman

NATIONAL AMERICAN UNIVERSITY
DIVISION OF DLORAH, INC.

By:	/s/ Jerry Gallentine
Jerry Gallentine, Ph.D.
Its:	President

/s/ Ronald Shape
Ronald Shape, Ed. D.

EXHIBIT A

ANNUAL INCENTIVE COMPENSATION PLAN

This is an exhibit to the Employment Agreement for the CEO of National American University.

A.	The annual base salary is set in Section VI of the Employment Agreement to which this is attached.

B.	Annual Incentive Compensation shall be computed and paid according to the following formula. For purposes of this plan, the audited consolidated financial statements for National American University Holdings, Inc. will be used in order to determine the “Operating Ratio” (meaning the ratio of (a) Total Operating Expenses, over (b) Total Revenue). For the purposes of this ratio, the operating expenses and gross profit will not include:

1.	Provision for state and federal income taxes.

2.	Interest income.

3.	Interest expense.

4.	Contributions to the NAU 401(k) retirement program.

5.	Gains and losses from securities.

6.	Extraordinary items shown on the financial statement and gains or losses from the sale of major corporate (including NAU) properties outside of the normal course of business.

7.	Business expansion and development expenses and income approved by the Chairman of the Board in advance of the accrual of the income or the incurring of the expense. For the purposes of this agreement, business expansion and development shall include all business/expansion development expense (or income) from the inception through a period of two years from the date of enrollment of the first student at any new campus, location or program unless otherwise agreed by the CEO and the Chairman of the Board.

8.	Accrued annual bonus calculations for CEO.

9.	Compensation and expense of and for the Board and Directors.

C.	The calculation (as determined in B above) will determine the Annual Incentive Pay and will be paid under the following guidelines:

1.	If the Company achieves an Operating Ratio (as defined above) of less than 90%, then no Annual Incentive Pay will be paid.

2.	If the Company achieves an Operating Ratio (as defined above) of equal to or less than 80% then Annual Incentive Pay of 1% of the Company’s Total Revenue (less the base salary as defined in A above) will be paid.

3.	If the Company achieves an Operating Ratio (as defined above) between 80% and 90%, then a prorated Annual Incentive Pay will be made in accordance with the following schedule:

(a)	Total Revenue.

(b)	For a 90% Operating Ratio, take Total Revenue times 0.1%.

(c)	For an 80% Operating Ratio, take Total Revenue times 1% and subtract base salary as defined in A above.

(d)	Operating Ratio as calculated in B above.

(e)	Proration when Operating Ratio is between 90% and 80% as follows: ((line (d) less 80), times (line (c) less line (b)), divided by 10).

(f)	Annual Incentive Pay as follows: line (c) minus line (e).

D.	This plan shall not be changed or modified without a two (2) year notification unless mutually agreed to by the parties in writing.

For clarification purposes, see attached examples of the calculation.

EMPLOYMENT SCHEDULE

Dr. Ron Shape

Year Ending May 31, 2013

Annual Salary Computation

	Example A	Example B	Example C	Example D
1. Base Salary	427,500	427,500	427,500	427,500
2. Total Revenue	118,894,000	118,894,000	118,894,000	118,894,000
3. Total Comp. at a 90% operating ratio (line 1) plus (line 2, times .001)	546,394	546,394	546,394	546,394
4. Total Comp. at a 80% operating ratio (line 2, times .01)	1,188,940	1,188,940	1,188,940	1,188,940
5. Operating ratio as calculated at May 31st	89.0000	85.0000	82.0000	80.0000
6. Compensation difference when operating ratio is between 90% and 80% ((line 5, less 80) times (line 4, less line 3) divided by 10))	578,291	321,273	128,509	N/A
7. Annual Salary and Merit (line 4 minus line 6)	610,649	867,667	1,060,431	1,188,940